As filed with the Securities and Exchange Commission on May 4, 2000.

                                        Registration No. 333-

          SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C. 20549

                      FORM S-8

           REGISTRATION STATEMENT UNDER THE
                SECURITIES ACT OF 1933

                SPORT SUPPLY GROUP, INC.
     (Exact Name of Registrant as Specified in Its Charter)

          Delaware                     75-2241783
(State or Other Jurisdiction of      (I.R.S. Employer
Incorporation or Organization)       Identification No.)

                  1901 Diplomat Drive
              Farmers Branch, Texas 75234
                   (972) 484-9484
     (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal
                   Executive Offices)

        SPORT SUPPLY GROUP, INC. STOCK OPTION AGREEMENT
              RESTRICTED STOCK AWARD AGREEMENT
        SPORT SUPPLY GROUP, INC. AMENDED AND RESTATED
                     STOCK OPTION PLAN
                   (Full Title of Plans)


                    TERRENCE M. BABILLA,
                  CHIEF OPERATING OFFICER,
                  EXECUTIVE VICE PRESIDENT,
                GENERAL COUNSEL AND SECRETARY
                   SPORT SUPPLY GROUP, INC.
                    1901 DIPLOMAT DRIVE
                FARMERS BRANCH, TEXAS 75234
                      (972) 484-9484
          (Name, Address, and Telephone Number,
          including Area Code, of Agent for Service)

             CALCULATION OF REGISTRATION FEE

                                    Proposed        Proposed
Title of each        Amount         Maximum         Maximum         Amount of
class of Securities  to be          Offering Price  Aggregate       Registration
to be Registered     Registered(1)  per Share(2)    Offering Price  Fee

Common Stock, $.01    688,426       $7.63           $5,183,265      $1,369.00
par value

 (1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate additional amount of shares of Common Stock to be offered or sold pursuant to the antidilution provisions in the Stock Option Agreement, the Restricted Stock Award Agreement and the Amended and Restated Stock Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(c) and (h) of the Securities Act. Accordingly the price per share of the Common Stock offered hereunder is based upon (i) 28,418 shares of Common Stock issued as Restricted Stock, at a price per share of $5.19, which is based upon the average of the high and low prices reported for the Common Stock on the New York Stock Exchange, Inc. on May 3, 2000 and (ii) 660,008 shares of Common Stock reserved for issuance under the Sport Supply Group, Inc. Stock Option Agreement and the Sport Supply Group, Inc. Amended and Restated Stock Option Plan at a weighted average exercise price of $7.63 per share.

                          SPORT SUPPLY GROUP, INC.

                        688,426 Shares of Common Stock.

     This prospectus relates to an offering of up to 688,426 shares of common stock, par value $.01 per share, of Sport Supply Group, Inc., a Delaware corporation (we sometimes refer to ourselves as "SSG"), consisting of (1) 100,000 shares that may be issued pursuant to the Sport Supply Group, Inc. Stock Option Agreement, dated January 1, 1997 and as amended January 16, 1998, between SSG and Adam Blumenfeld, (2) 28,418 shares that were issued pursuant to the Restricted Stock Award Agreement, dated January 14, 1998, between SSG and John P. Walker, and
(3) 560,008 shares of our common stock issued or reserved for issuance to affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended (we refer to it as the "Securities Act")) of SSG pursuant to the Sport Supply Group, Inc. Amended and Restated Stock Option Plan. This prospectus also covers such additional shares of common stock that may be offered or sold pursuant to the antidilution provisions in the stock option agreement, the restricted stock award agreement or the amended and restated stock option plan.

     SSG's stock offered hereby is for the account of Adam Blumenfeld, John P. Walker, Geoffrey P. Jurick and Terrence M. Babilla (we refer to such persons as the "selling stockholders") and we will not receive any proceeds. You will find discussion concerning the selling stockholders in a later section of this prospectus entitled "Selling Stockholders." The shares covered by this prospectus may be offered in transactions on the New York Stock Exchange, Inc. (we refer to it as the "NYSE"), in negotiated transactions, or through a combination of such methods of distribution, at prices relating to the prevailing market prices or at negotiated prices. You will find more information on how the shares will be offered and sold in a section of this prospectus entitled "Plan of Distribution." Our common stock is quoted on the NYSE under the symbol "GYM." We have listed the shares of common stock offered hereby on the NYSE. On May 4, 2000, the last sale price of our common stock, as reported by the NYSE, was $5.25 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock described in this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     You should only purchase shares if you can afford a complete loss of your investment. For more in this regard, please carefully review our Annual Report on Form 10-K for the fiscal year ended October 1, 1999 and our Report on Form 10-Q for the Quarter ended December 31, 1999 (see the section of this prospectus entitled "Incorporation of Documents by reference" for how to access it). The risks described therein are not the only ones facing us. If any risks actually occur, our business, financial condition, prospects or results of operations could be materially and adversely affected such that the trading price of our common stock could decline. In that case, you may lose some or all of your investment.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with any other or differing information. We do not by the delivery of this prospectus or any sale made through this prospectus make any direct or indirect statement or implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates. It also does not constitute an offer to sell, or a solicitation of an offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.

The date of this prospectus is May 4, 2000.


                        TABLE OF CONTENTS

Incorporation of Documents by Reference            4
Where You Can Get More Information                 5
Summary                                            6
Selling Stockholders                               8
Plan of Distribution                              10
Use of Proceeds                                   11
Legal Matters                                     11
Experts                                           11


                INCORPORATION OF DOCUMENTS BY REFERENCE

Our fiscal year end is the Friday closest to September 30. In 1999, our fiscal year ended on October 1, 1999. We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (we refer to it as the "SEC"). Instead of repeating in this prospectus information that we have already filed with the SEC, rules of the SEC permit us to incorporate by reference the information we file with them. These rules mean that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC. These documents are considered to be part of this prospectus. Any documents that we file with the SEC in the future will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (we refer to this as the "Exchange Act"), until the selling stockholders sell all of the shares of common stock offered by this prospectus.

     Upon oral or written request, we will provide you and every person to whom a copy of this prospectus is delivered, at no charge, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

               Sport Supply Group, Inc.
               1901 Diplomat Drive
               Farmers Branch, Texas 75234
               Attention:  General Counsel
               Telephone Number: (972) 484-9484

     We have incorporated the following documents into this prospectus by reference:

- Our Annual Report on Form 10-K which contains audited financial statements for the fiscal year ended October 1, 1999;

- All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since such 10-K, including our Report on Form 10-Q for the Quarter ended December 31, 1999; and

- Form 8-A, dated March 5, 1991, containing a description of our common stock, and including any amendment or report filed for the purpose of updating such description (SEC File No. 1-10704).

                WHERE YOU CAN GET MORE INFORMATION

     We are subject to the informational reporting requirements of the Exchange Act. Pursuant to the Exchange Act, we file reports and other information with the SEC. You can read and copy reports, proxy statements, information statements, and other information in the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     We are a publicly held corporation and our common stock is traded on the NYSE under the symbol "GYM." Our reports, proxy statements, information statements, and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we determine to furnish or as may be required by law.

     We have filed with the SEC a Registration Statement on Form S-8 (we refer to it as the "Registration Statement") under the Securities Act with respect to the stock offered hereby. This prospectus is a part of the Registration Statement. In accordance with the SEC's rules, we have omitted from this prospectus certain parts of the Registration Statement. For further information, you may inspect the Registration Statement at the SEC's Public Reference Room. Additionally, we will furnish you a copy upon request at no charge.

     The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC such as us. The SEC site is http://www.sec.gov.

                           SUMMARY

     This summary highlights some important information, but does not contain all material information about the offering or us. You should read this summary with the more detailed information contained throughout or incorporated by reference in this prospectus and our financial statements and notes contained or incorporated by reference in this prospectus.

                    Sport Supply Group, Inc.

     We are one of the largest direct mail marketers of sports related equipment and leisure products to the institutional market in the United States. SSG serves the institutional market, which is generally comprised of:

- Schools;
- Colleges;
- Universities;
- Government Agencies;
- Military Facilities;
- Athletic Clubs;
- Athletic Teams and Dealers;
- Youth Sports Leagues; and
- Recreational Organizations.

     We offer a broad line of institutional-grade equipment and provide customer service and sales efforts using sales personnel strategically located in certain large metropolitan areas, toll-free telephone sales and service personnel and nine Internet sites. We believe that our prompt delivery of a broad range of institutional-grade products at competitive prices differentiates us from the retail sporting goods stores that primarily serve the consumer market. We market approximately 8,000 sports related equipment products to over 100,000 institutional, retail, mass merchant and team dealer customers.

     Our net revenues have increased from $65 million in fiscal year 1995 to $107 million for the fiscal year ended October 1, 1999. We believe this is due to strategic acquisitions and the successful development of an extensive mail order marketing program and competitive pricing programs.

     During fiscal year 1999, we successfully completed the implementation of our new, Year 2000 compliant SAP/AS400 ERP Information Technology (IT) platform. This new system fully integrates all our business, operational and accounting applications.

     During fiscal 1999, we announced that the initial launch of nine Internet websites was functional and that such websites enable our customers to transact business by way of the Internet. In addition to placing orders, customers can access account balances, order information, shipment information and a series of other customer related data on a real time basis with a direct connection to SSG via the Internet. SSG's Internet websites permit our customers to do business with us seven days a week, twenty-four hours a day. We believe the majority of our customers have access to the Internet and view the placing of orders and accessing their account information over the Internet as a significant benefit. In time, we expect a large portion of our customer base will look to the Internet and E-Commerce as the predominant method of quoting, ordering and procuring products and servicing customer needs. Our sourcing, warehousing, distribution and fulfillment capabilities, in addition to the new integrated SAP/AS400 ERP system, provide the necessary capacities, logistics and information technological support to meet the demands and growth potential of E-Commerce. We view the continued expansion of customer connectivity via the Internet as vital to our future growth.

The nine marketing Internet website addresses are as follows:

- bsnsports.com;
- leaguedirect.com;
- us-games.com;
- esportsonline.com;
- championbarbell.com;
- bsngsanaf.com;
- newenglandcamp.com;
- portapit.com; and
- atec-sports.com.

     We are a Delaware corporation incorporated in 1982 and in 1988 became the successor of an operating division of Aurora Electronics, Inc.
(f/k/a BSN Corp. and referred to herein as "Aurora"). Before the completion of our initial public offering of 3,500,000 shares of common stock in April 1991, we were a wholly-owned subsidiary of Aurora. We have two wholly-owned subsidiaries: (1) Athletic Training Equipment Company, Inc., a Delaware corporation, acquired in December 1997, which was previously named Sport Supply Group International Holdings, Inc. and
(2) Conlin Sports, Inc., a California corporation, acquired in January
1999.

     Our executive offices are located at 1901 Diplomat Drive, Farmers Branch, Texas 75234-8914 and our telephone number is (972) 484-9484.

                     SELLING STOCKHOLDERS

     John P. Walker, Adam Blumenfeld, Geoffrey P. Jurick and Terrence M. Babilla are selling stockholders and received their shares or will receive their shares either under securities agreements we entered with them or under our amended and restated stock option plan. This prospectus covers the resale of the following shares of our common stock:

- 100,000 shares that may be issued to Mr. Blumenfeld under a stock option agreement he entered with us.

- 28,418 shares issued as restricted shares (shares not freely tradable until registered or exempted from registration) to Mr. Walker under a restricted stock award agreement and 150,000 shares that may be issued to Mr. Walker pursuant to our amended and restated stock option plan.

- 300,000 shares that may be issued to Mr. Jurick under our amended and restated stock option plan ; and

- 110,008 shares that may be issued to Mr. Babilla under our amended and restated stock option plan.

     The selling stockholders may sell the number of shares of common stock set forth opposite their respective names in the following table. The table sets forth information with respect to the beneficial ownership of our common stock by the selling stockholders as of May 4, 2000. All information with respect to the beneficial ownership has been furnished by the respective selling stockholders:

                    Beneficial Ownership      Beneficial Ownership
                    Prior to Offering (1)     After Offering (2)

Name of Beneficial        Number of   Percent   Shares to    Number of  Percent
Owner                     Shares      of Class  be Sold       Shares    of Class


Adam Blumenfeld (3)       141,800      1.9%      100,000      41,800      *

John P. Walker (4)        186,079      2.6%      178,418       7,661      *

Geoffrey P. Jurick (5)  3,681,500     41.7%      300,000   3,381,000     40%

Terrence M. Babilla (6)   113,134      1.5%      110,008       3,126      *

*less than one percent

(1) Includes shares of our common stock issuable upon the exercise of stock options.

(2) Assumes all the shares of common stock registered in the Registration Statement will be offered and sold.

(3) Mr. Blumenfeld was Vice President -- Sales and Marketing of SSG from January 1998 until his resignation on December 31, 1999.

(4) Mr. Walker currently serves as President and as a director of SSG. In the last three years, Mr. Walker has served in other key executive positions including Executive Vice President and Chief Financial Officer and as one of our directors.

(5) Mr. Jurick has served as our Chairman of the Board since December 11, 1996 and as our Chief Executive Officer since January 23, 1997. Mr. Jurick has served as a director of Emerson Radio Corp., a Delaware corporation listed on the American Stock Exchange under the symbol "MSN" since 1990, and as Emerson's Chief Executive Officer and Chairman since July 1992 and December 1993, respectively. Mr. Jurick, directly and indirectly, beneficially owns 61% of Emerson's common stock and may be deemed to control Emerson. As a result of such control, Mr. Jurick may be deemed to beneficially own the 3,381,000 shares of our common stock beneficially owned by Emerson, which includes 1,000,000 shares issuable upon the exercise of warrants and 669,500 shares held by Emerson Radio (Hong Kong) Limited, a wholly-owned subsidiary of Emerson.

(6)  Mr. Babilla has served as our Chief Operating Officer since
July 28, 1999, as General Counsel since March 13, 1995, as Secretary since May 13, 1996 and as Executive Vice President since January 13, 1998.

                     PLAN OF DISTRIBUTION

     The common stock covered by this prospectus may be offered and sold by one or more broker-dealers or agents, in one or more transactions (which may involve crosses and block transactions) on the NYSE, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

     In the event one or more broker-dealers or agents agree to sell our common stock, they may do so by purchasing it as principals or by selling it as agent for the selling stockholders. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or eventual purchasers (such compensation as to a particular broker-dealer may be in excess of customary compensation).

     Under applicable Exchange Act rules and regulations, any person engaged in a distribution of the stock offered by this prospectus may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. All of the foregoing may affect the marketability of the common stock offered in this prospectus.

     In order to comply with certain states' securities laws, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, our common stock may only be sold if it has been registered or qualified for sale in such states or there has been compliance with an available exemption from registration or qualification.

                       USE OF PROCEEDS

     We will not receive any proceeds from the offering.

                        LEGAL MATTERS

     The validity of the stock offered hereby will be passed upon for us by Terrence M. Babilla, our Chief Operating Officer, Executive Vice President, General Counsel and Secretary.

                            EXPERTS

     Our financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 1, 1999 referred to under the section of this prospectus entitled, "Incorporation of Documents by Reference" have been audited by Ernst & Young, LLP, independent auditors, as indicated in their report with respect thereto, and are included herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference.

     The following documents heretofore filed with the Securities and Exchange Commission (the "SEC") by Sport Supply Group, Inc. ("SSG") are incorporated by reference in this Registration Statement:

     (a) SSG's Annual Report on Form 10-K for the fiscal year ended October 1, 1999 (the "Annual Report").

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in
(a) above, including, without limitation, SSG's Report on Form 10-Q for the Quarter ended December 31, 1999.

     (c) The description of SSG's common stock, par value $.01 (the "Common Stock"), contained in SSG's Registration Statement on Form 8-A, dated March 5, 1991, including any amendment or report filed for the purpose of updating such description (SEC File No. 1-10704).

     All documents subsequently filed by SSG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Terrence M. Babilla, Chief Operating Officer, Executive Vice
President, General Counsel and Secretary of SSG, rendered the opinion attached hereto as Exhibit 5.1.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of directors, officers and employees of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of litigation under certain conditions and subject to certain limitations.

     SSG's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or are otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or director of SSG or is or was serving at the request of SSG as a director or officer of another entity shall be indemnified and held harmless by SSG to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by SSG for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

     SSG has also entered into Indemnification Agreements with each of its officers and directors. The Indemnification Agreements provide that SSG shall indemnify such persons to the fullest extent permitted by the DGCL or any other applicable law, SSG's Amended and Restated Certificate of Incorporation and SSG's Amended and Restated Bylaws.

     The effect of the foregoing will be to eliminate the right of SSG and its stockholders (through stockholders' derivative suits on behalf of SSG) to recover monetary damages against a director or officer for breach of a fiduciary duty as a director or officer (including breaches resulting from grossly negligent behavior), except where such persons fail to meet the applicable standard of conduct set forth in the DGCL for directors and officers.

     Insofar as indemnification by SSG for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling SSG pursuant to the foregoing provisions, SSG has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

     The securities registered hereunder were originally issued in transactions SSG believes to be exempt under Section 4(2) of the Securities Act. The Sport Supply Group, Inc. Stock Option Agreement was entered into between SSG and Adam Blumenfeld in a single transaction apart from any general SSG employee benefit plan and with no general solicitation. SSG has not entered into similar transactions with other individuals. The Restricted Stock Award Agreement was entered into between SSG and John P. Walker in a single transaction apart from any general SSG employee benefit plan and with no general solicitation. SSG has not entered into similar transactions with other individuals.

Item 8.   Exhibits.

*4.1 Sport Supply Group, Inc. Stock Option Agreement, dated January 1,
     1997 and as amended January 16, 1998, between Sport Supply Group, Inc. and Adam Blumenfeld, as amended

4.2 Restricted Stock Award Agreement, dated January 14, 1998, between Sport Supply Group, Inc. and John P. Walker (incorporated by reference from Exhibit 10.6 to SSG's Report on Form 10-Q for the quarter ended April 3, 1998)

4.3 Sport Supply Group, Inc. Amended and Restated Stock Option Plan (incorporated by reference from Exhibit 4.1 to SSG's Registration Statement on Form S-8 (Registration No. 333-27193))

*5.1   Opinion of Terrence M. Babilla

*23.1  Consent of Terrence M. Babilla (contained in Exhibit 5.1).

*23.2  Consent of Ernst & Young, LLP

 24.0  Power of Attorney is found following the signature page.

* Filed herewith

Item 9.   Undertakings.

     SSG hereby undertakes:

     (a)

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by SSG pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) SSG hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of SSG's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification by SSG for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SSG pursuant to the provisions described in Item 6, or otherwise, SSG has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by SSG against such liabilities (other than the payment by SSG of expenses incurred or paid by a director, officer or controlling person of SSG in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SSG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, SSG certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Farmers Branch, State of Texas, on May 4, 2000.


                                SPORT SUPPLY GROUP, INC.

                                By:  /S/ GEOFFREY P. JURICK
                                Name: Geoffrey P. Jurick
                               Title: Chairman of the Board
                                      and Chief Executive Officer

                         POWER OF ATTORNEY

     We, the undersigned officers and directors of Sport Supply Group, Inc., hereby severally constitute and appoint Geoffrey P. Jurick, John
P. Walker and Terrence M. Babilla, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place and stead, in any and all capacities, to sign Sport Supply Group Inc.'s Registration Statement on Form S-8, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ GEOFFREY P. JURICK   Chairman of the Board          May 1, 2000
    Geoffrey P. Jurick   and Chief Executive Officer

/S/ JOHN P. WALKER       President                      May 1, 2000
    John P. Walker

/S/ ROBERT K. MITCHELL  Chief Financial Officer         May 1, 2000
    Robert K. Mitchell

/S/ JOHNSON C.S. KO     Director                        May 1, 2000
    Johnson C.S. Ko

/S/ PETER G. BUNGER     Director                        May 1, 2000
    Peter G. Bunger

/S/ THOMAS P. TREICHLER Director                        May 1, 2000
    Thomas P. Treichler